CONSENT OF DANIEL D. KAPOSTASY

I consent to the incorporation by reference of the written disclosure regarding certain technical information concerning the Toliara project in Madagascar contained in the Current Report on Form 8-K of Energy Fuels Inc. (the "Company") being filed with the United States Securities and Exchange Commission to which this consent is filed as Exhibit 23.2 into the Company's Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and the Company's Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559 and 333-278611), and any amendments or supplements thereto.

/s/ Daniel Kapostasy
Daniel D. Kapostasy, P.G., SME R.M. Energy Fuels Inc.

Date: April 25, 2024